Exhibit 2.2

SHARE CONTRIBUTION AGREEMENT

THIS SHARE CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of August 19, 2026, by and between Banco Santander, S.A., a Spanish sociedad anónima, (“BSSA”) and Santander Holdings USA, Inc., a Virginia corporation and wholly-owned subsidiary of BSSA (“SHUSA”) and shall be effective as of 12:03 a.m. Eastern Time on August 20, 2026 (the “Contribution Effectiveness Time”).

RECITALS

WHEREAS, Webster Financial Corporation (“WBS”), which owns all of the outstanding shares of capital stock of Webster Bank, National Association, BSSA, which indirectly owns all of the outstanding shares of capital stock of Santander Bank, National Association (“SBNA”), and Webster Virginia Corporation (“Webster Virginia”), a Virginia corporation and wholly owned subsidiary of WBS have entered into a Transaction Agreement (the “Transaction Agreement”), dated as of February 3, 2026, which, among other things, provides for the merger of WBS with and into Webster Virginia, with Webster Virginia continuing as the surviving corporation in such merger transaction, and, immediately afterwards, the acquisition by BSSA of all outstanding shares of Webster Virginia common stock through a statutory share exchange, all subject to the terms and conditions of such Transaction Agreement (the “HoldCo Transactions”); and

WHEREAS, SHUSA, which owns all of the outstanding shares of SBNA, and BSSA, which owns all of the outstanding shares of SHUSA and would own all of the outstanding shares of Webster Virginia following the HoldCo Transactions, desire to enter into this Agreement to provide for the contribution of all outstanding shares of Webster Virginia to SHUSA immediately following the HoldCo Transactions, in order to comply with Regulation YY of the Board of Governors of the Federal Reserve System.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Contribution. At the Contribution Effectiveness Time, immediately following consummation of the Holdco Transactions, in connection with the Transaction Agreement and this Agreement, BSSA does hereby contribute, assign, transfer, convey and deliver to SHUSA, and SHUSA does hereby accept and assume from BSSA, all of BSSA’s right, title and interest in, Webster Virginia as a contribution to SHUSA’s capital.

SECTION 2. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

SECTION 3. No Third-Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

SECTION 4. Binding Effect.  The provisions of this Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

SECTION 5. Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 6. Entire Agreement. This Agreement supersedes all other prior oral or written agreements between the parties hereto with respect to the matters set forth herein, and this Agreement contains the entire understanding of the parties with respect to the matters set forth herein.

SECTION 7. Counterparts.  This Agreement may be executed in one or more counterparts (including by fax or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BANCO SANTANDER, S.A.

By:	/s/ Javier Illescas
Name: Javier Illescas
Title: Head of Legal

SANTANDER HOLDINGS USA, INC.

By:	/s/ Pablo del Campo
Name: Pablo del Campo
Title: Authorized Signatory